Exhibit 21.1
Subsidiaries of the Registrant
December 31, 2010

State of Organization
Subsidiary	or Incorporation
Lake Forest Bank & Trust Company	Illinois
North Shore Community Bank & Trust Company	Illinois
Hinsdale Bank & Trust Company	Illinois
Libertyville Bank & Trust Company	Illinois
Barrington Bank & Trust Company, N.A.	National Banking Association
Crystal Lake Bank & Trust Company, N.A.	National Banking Association
Northbrook Bank & Trust Company	Illinois
Advantage National Bank	National Banking Association
Village Bank & Trust	Illinois
Beverly Bank & Trust Company, N.A.	National Banking Association
Wheaton Bank and Trust Company	Illinois
State Bank of The Lakes	Illinois
Old Plank Trail Community Bank, N.A.	National Banking Association
St. Charles Bank & Trust Company	Illinois
245 Waukegan Road Limited Partnership	Illinois
Town Bank	Wisconsin
First Insurance Funding Corporation	Illinois
Tricom, Inc. of Milwaukee	Wisconsin
Chicago Trust Company, N.A.	National Banking Association
Wintrust Capital Trust III	Delaware
Wintrust Statutory Trust IV	Connecticut
Wintrust Statutory Trust V	Connecticut
Wintrust Capital Trust VII	Delaware
Wintrust Statutory Trust VIII	Delaware
Wintrust Capital Trust IX	Delaware
Northview Capital Trust I	Delaware
Total Advanced Investment Partners, LLC	Delaware
Town Bankshares Capital Trust I	Delaware
First Northwest Capital Trust I	Delaware
Wintrust Information Technology Services Company	Illinois
Wayne Hummer Investments, LLC	Delaware
Wintrust Capital Management, LLC	Illinois
Wayne Hummer Asset Management Holding Company	Illinois
Wintrust Mortgage Corporation	Illinois